As filed with the Securities and Exchange Commission on April 1, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLANTIC UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1598552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Cox Road Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

Sandy Spring Bancorp, Inc. 2024 Equity Plan

Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan

(Full title of the plan)

John C. Asbury

President and Chief Executive Officer

Atlantic Union Bankshares Corporation

4300 Cox Road

Glen Allen, Virginia 23060

(804) 633-5031

(Name, address, including zip code, and telephone number and area code, of agent for service)

Copy to:

Lee Hochbaum, Esq.

Jennifer Conway, Esq.

Davis Polk & Wardell LLP

450 Lexington Avenue New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Atlantic Union Bankshares Corporation (“Atlantic Union” or the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register up to 1,163,672 shares of its common stock, par value $1.33 per share (“Atlantic Union Common Stock”), issuable pursuant to outstanding and unvested awards of time- and performance-vesting restricted stock units granted under the Sandy Spring Bancorp, Inc. 2024 Equity Plan and Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan (the “Sandy Spring Plans”), which awards were assumed by the Registrant in connection with completion of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 21, 2024, by and among Atlantic Union and Sandy Spring Bancorp, Inc. a Maryland corporation (“Sandy Spring” and, such merger, the “Merger”).

Registrant Replacement Awards

In accordance with the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each award of time- and performance-based restricted stock units granted under the Sandy Spring Plans that was (i) outstanding and unvested and (ii) not held by a former service provider or a non-employee director of Sandy Spring as of immediately prior to the Effective Time (“Sandy Spring Awards”) was assumed by Atlantic Union and converted into an award of time-based restricted stock units with respect to Atlantic Union Common Stock (“Atlantic Union Awards”), subject to the same terms and conditions (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger, and excluding any performance-based vesting conditions) that applied to the corresponding Sandy Spring Awards immediately prior to the Effective Time. The number of shares of Atlantic Union Common Stock subject to each such Atlantic Union Award equals the target number of shares of Sandy Spring common stock subject to the corresponding Sandy Spring Award immediately prior to the Effective Time multiplied by the exchange ratio (as defined below). The “exchange ratio” is equal to 0.900.

Remaining Sandy Spring Plan Shares

Shares of Atlantic Union Common Stock registered hereunder also include any other shares of Sandy Spring common stock that were available for future awards under the Sandy Spring Plans immediately prior to the Effective Time, multiplied by the exchange ratio, rounded down to the nearest whole share (the “Remaining Sandy Spring Plan Shares”). Pursuant to an exception under Rule 303A.08 of the New York Stock Exchange Listed Company Manual, subject to certain limitations, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect such transaction) by the listed acquiring company for certain post-transaction grants without approval of shareholders of the listed acquiring company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025 (the “Annual Report”);

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

•	The description of the Atlantic Union Common Stock included as Exhibit 4.6 to the Annual Report, including any amendment or report filed for purposes of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which Atlantic Union is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. Atlantic Union’s articles of incorporation, which we refer to as the Atlantic Union articles of incorporation, provide that, to the full extent permitted by the Virginia Stock Corporation Act, or VSCA, Atlantic Union is required to indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of Atlantic Union or brought by or on behalf of shareholders of Atlantic Union, by reason of the fact that he or she is or was a director or officer of Atlantic Union, or (ii) any director or officer who is or was serving at the request of Atlantic Union as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of criminal law.

Atlantic Union has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of Atlantic Union against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Atlantic Union and (ii) Atlantic Union to the extent that it indemnifies such directors and officers for losses as permitted under the laws of the Commonwealth of Virginia.

The VSCA establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Atlantic Union articles of incorporation eliminate the personal liability of directors and officers to Atlantic Union or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Atlantic Union Bankshares Corporation, effective May 7, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on May 7, 2020)

4.1.1	Articles of Amendment designating the 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, effective June 9, 2020 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on June 9, 2020)

4.2	Amended and Restated Bylaws of Atlantic Union Bankshares Corporation, effective as of December 6, 2023 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed on December 8, 2023)

5.1	Opinion of Troutman Pepper Locke LLP with respect to the validity of the Common Stock (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Troutman Pepper Locke LLP (contained in Exhibit 5.1 hereto) (filed herewith)

24	Powers of Attorney (included in the signature pages hereto)

99.1	Sandy Spring Bancorp, Inc. 2024 Equity Plan (filed herewith)

99.2	Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan (filed herewith)

107	Filing Fee Table (filed herewith)

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial offering thereof.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11)	Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Commonwealth of Virginia, on April 1, 2025.

ATLANTIC UNION BANKSHARES CORPORATION

By:	/s/ John C. Asbury
Name: John C. Asbury
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Atlantic Union Bankshares Corporation (the “Company”) severally constitute and appoint John C. Asbury and Robert M. Gorman and each of them with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which John C. Asbury and Robert M. Gorman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 , for the purpose of registering shares of the Company’s common stock, par value $1.33 per share, to be offered pursuant to the Sandy Spring Bancorp, Inc. 2024 Equity Plan and the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that John C. Asbury and Robert M. Gorman shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ John C. Asbury	President and Chief Executive Officer and Director (principal executive officer)	April 1, 2025
John C. Asbury

/s/ Ronald L. Tillett	Director and Chair of the Board of Directors	April 1, 2025
Ronald L. Tillett

/s/ Robert M. Gorman	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	April 1, 2025
Robert M. Gorman

/s/ Nancy Howell Agee	Director	April 1, 2025
Nancy Howell Agee

/s/ Patrick E. Corbin	Director	April 1, 2025
Patrick E. Corbin

/s/ Rilla S. Delorier	Director	April 1, 2025
Rilla S. Delorier

/s/ Frank Russell Ellett	Director	April 1, 2025
Frank Russell Ellett

/s/ Paul Engola	Director	April 1, 2025
Paul Engola

/s/ Donald R. Kimble	Director	April 1, 2025
Donald R. Kimble

/s/ Patrick J. McCann	Director	April 1, 2025
Patrick J. McCann

/s/ Michelle A. O’Hara	Director	April 1, 2025
Michelle A. O’Hara

/s/ Linda V. Schreiner	Director and Vice Chair of the Board of Directors	April 1, 2025
Linda V. Schreiner

/s/ Joel R. Shepherd	Director	April 1, 2025
Joel R. Shepherd

/s/ Keith L. Wampler	Director	April 1, 2025
Keith L. Wampler

/s/ F. Blair Wimbush	Director	April 1, 2025
F. Blair Wimbush

/s/ Mona Abutaleb Stephenson	Director	April 1, 2025
Mona Abutaleb Stephenson

/s/ Mark C. Micklem	Director	April 1, 2025
Mark C. Micklem

/s/ Daniel J. Schrider	Director	April 1, 2025
Daniel J. Schrider